Exhibit 10.36

AMENDED AND RESTATED

EMPLOYMENT OFFER LETTER ADDENDUM

October 23, 2023

Matthew Fernand

Dear Matthew,

Reference is made to that certain offer letter between you and Seritage Growth Properties (the “Company”), dated May 15, 2015 (the “Offer Letter”), as amended by that certain Employment Offer Letter Addendum, dated March 15, 2022 (the “Original Addendum”). Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Offer Letter.

In recognition of the contributions that you have made, and which we expect you to continue to make, to the success of the Company, the Compensation Committee of the Board of Trustees of the Company has approved certain amendments to your Offer Letter and the Original Addendum, subject to all of the terms and conditions of this Amended and Restated Offer Letter Addendum (this “Addendum”), which terms shall (i) be deemed to be added to the terms of your Offer Letter and (ii) supersede the terms of the Original Addendum.

1.
Term. This Addendum will be effective as of the date hereof and will continue in full force and effect until March 15, 2026 (the “Initial Term”), will be automatically extended for a renewal term of one year (each, a “Renewal Term”) at the end of the Initial Term, and thereafter will be automatically extended for an additional one year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and the last day of each Renewal Term is referred to herein as a “Term Date”), unless (a) either party notifies the other party of its non-renewal of this Addendum not later than 120 days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew (such notice, a “Non-Renewal Notice”) or (b) your employment is sooner terminated with or without Cause or Good Reason or due to your death or Disability (each, as defined below).
2.
Retention Bonus.
(a)
Except as otherwise provided in Section 2(b) below, you will be entitled to one-quarter of the Retention Bonus Amount on each July 15th and November 15th to occur during the period of your employment with the Company and one-half of the Retention Bonus Amount on each March 15th to occur during the period of your employment with the Company (each such date, a “Payment Date” and each such bonus, a “Retention Bonus”), subject in each case to your remaining actively employed in good standing with the Company through each respective Payment Date. Each Retention Bonus will be paid on the Company’s first regular payroll date following each respective Payment Date. For purposes of this Addendum, the (1) “Retention Bonus Amount” means (i) $796,875 for the Retention Period beginning March 16, 2023; (ii) $836,718.75 for the Retention Period beginning March 16, 2024; (iii) $878,554.69 for the Retention Period beginning March 16, 2025; and (iv) for each Retention Period thereafter, an amount equal to 105% of the Retention Bonus Amount for the immediately preceding Retention Period, and (2) the “Retention Period” means the period of time beginning on March 16th of a particular calendar year and ending on March 15th of the following calendar year.

(b)
If your employment is terminated by the Company without Cause (including due to your death or Disability), by the Company through delivery of a Non-Renewal Notice, or by you for Good Reason prior to the expiration of the Initial Term or any Renewal Term, as applicable, the following amounts will be added as additional components of the severance benefits to which you are entitled: (i) any unpaid Retention Bonus scheduled to be paid during the Initial Term or Renewal Term, as applicable, as of the effective date of your termination of employment; (ii) an amount equal the Annual Salary that would have been paid to you for the period beginning on the effective date of your termination of employment and ending on the expiration of the Initial Term or Renewal Term, as applicable; (iii) an amount equal to (1) the sum of the Target Bonus Amounts plus the Target Equity Amounts that would have been paid or granted to you during the Initial Term or Renewal Term, as applicable, minus (2) in the case of the Initial Term only, the total amount of the Target Bonus Amounts and the Target Equity Amounts paid to you in the ordinary course of business on or prior to the effective date of your termination of employment for the same performance year(s) (including, for the avoidance of doubt, the total amount paid to you pursuant to Section 3, whether due to ordinary course or accelerated vesting and payment, and excluding, for the avoidance of doubt, any amount associated with the 2022 Award (as defined below)); and (iv) in the case of a termination of employment by the Company without Cause that occurs after the Non-Renewal Notice is due (and such notice was not timely delivered) for the Initial Term or the Renewal Term, as applicable, and before the next Renewal Term commences, an additional amount equal to one-third of the sum of your Annual Salary, Target Bonus Amount, and Target Equity Amount for the next Retention Period (collectively clauses (i), (ii), (iii) and (iv), the “Additional Severance Payments”). Your entitlement to payment of the Additional Severance Payments will be (i) conditioned on your execution and non-revocation of the Company’s standard form general release of claims against the Company within 60 days after your termination date (the “Release Requirement”) and (ii) payable to you on the Company’s first regular payroll date after your termination date, subject to your prior satisfaction of the Release Requirement. For the avoidance of doubt, the Additional Severance Payments are intended to be in addition to, and not in lieu of, any severance payments to which you are entitled under the terms of your Offer Letter, as amended by this Addendum, or pursuant to the Company’s general policies and practices.
(c)
If you cease to be actively employed in good standing with the Company prior to any Payment Date during the period of your employment with the Company other than in the circumstances described in Section 2(b) above, you will forfeit all rights to receive any remaining unpaid Retention Bonuses.
(d)
For purposes of this Addendum and your rights to receive the Retention Bonuses and the Additional Severance Payments, (1) “Cause” means, (i) a material breach by you (other than a breach resulting from your incapacity due to death or a Disability) of your duties and responsibilities as set forth in Section 3(a) below, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or the Company’s affiliates and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) the indictment of you of a felony (other than vehicular-related), and (2) “Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether you are a participant under such plan) or if no such plan exists, your inability by reason of disability to perform your duties for 180 consecutive days.
3.
Offer Letter Amendments.
(a)
Position and Duties. Your Offer Letter provides that you will serve as the Company’s General Counsel and Executive Vice President, reporting to the Chief Executive Officer. Since entering into your Offer Letter, your position has changed to Chief Legal Officer and Corporate Secretary. During the period of your employment with the Company, you will continue to serve as the Company’s Chief Legal

Officer and Corporate Secretary, and you will have only the duties, authorities and responsibilities consistent with such position.
(b)
Annual Salary. Your Annual Salary will continue to be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. During the period of your employment with the Company, your “Annual Salary” will be (i) $425,000 for the Retention Period beginning March 16, 2023; (ii) $446,250 for the Retention Period beginning March 16, 2024; (iii) $468,562.50 for the Retention Period beginning March 16, 2025; and (iv) for each Retention Period thereafter, an amount equal to 105% of the Annual Salary for the immediately preceding Retention Period.
(c)
Annual Bonus. Your annual bonus for each calendar year during the period of your employment with the Company will be paid no later than March 15 of the following calendar year, if you are actively employed on the payment date in the ordinary course, in the amount of your applicable Target Bonus Amount, and there will be no performance metrics applicable to your annual bonus. For purposes of this Addendum, “Target Bonus Amount” means (i) $318,750 for the Retention Period beginning March 16, 2023; (ii) $334,687.50 for the Retention Period beginning March 16, 2024; (iii) $351,421.88 for the Retention Period beginning March 16, 2025; and (iv) for each Retention Period thereafter, an amount equal to 105% of the Target Bonus Amount for the immediately preceding Retention Period.
(d)
Cash in Lieu of Annual Equity Grants. In lieu of any future annual equity grants, your Target Equity Amount will be granted to you in the form of a cash award on March 15th of the applicable year during the period of your employment with the Company, rather than in the form of an equity award (each, a “Cash Award”). For purposes of this Addendum, “Target Equity Amount” means (i) $318,750 for the Retention Period beginning March 16, 2023; (ii) $334,687.50 for the Retention Period beginning March 16, 2024; (iii) $351,421.88 for the Retention Period beginning March 16, 2025; and (iv) for each Retention Period thereafter, an amount equal to 105% of the Target Equity Amount for the immediately preceding Retention Period. Each Cash Award will vest in the manner set forth below, subject to your active employment in good standing through the applicable vesting date. The vested portion of each Cash Award will be paid to you on the Company’s first regular payroll date after the applicable vesting date. Notwithstanding the foregoing or anything in Section 2(c) to the contrary, if your employment is terminated by the Company without Cause (including due to death or Disability), by the Company through delivery of a Non-Renewal Notice or by you for Good Reason, (i) any Cash Awards scheduled to be granted during the Initial Term or Renewal Term, as applicable, will become immediately granted, vested and payable as of your termination date and (ii) the unvested portion of your outstanding Cash Awards will become vested and payable as of your termination date.
(1)
2022 Award. Pursuant to the terms of the Original Addendum, in lieu of your 2022 annual equity grant, you were granted a Cash Award of $318,750 on March 15, 2023 (the “2022 Award”). For the avoidance of doubt, the 2022 Award will continue to vest in three equal annual installments measured from the grant date, subject to your active employment in good standing through the applicable vesting date.
(2)
Future Awards. Beginning in 2024 and for each subsequent calendar year thereafter during the period of your employment with the Company, in lieu of all future annual equity grants, you will be granted a Cash Award with a value equal to the applicable Target Equity Amount on March 15 of the applicable year (each, a “Future Award”), subject to your continued active employment in good standing on the grant date. The Future Award will vest as to (i) 1/3rd of the award on the grant date and (ii) 2/3rds of the award will vest in equal annual installments on each anniversary from the grant date, subject to your active employment in good standing through such vesting date.

(e)
Lump Sum Payment of Severance; Definition of Good Reason. In the event your employment is terminated by the Company without Cause (including due to your death or Disability), by the Company through delivery of a Non-Renewal Notice or by you for Good Reason, subject to your prior satisfaction of the Release Requirement, the severance payable under Section 5(a)(i)(A) and (B) of your Offer Letter will be payable to you in a single lump sum no later than the Company’s first regular payroll date after your termination date. The definition of “Good Reason” in your Offer Letter is hereby amended and restated as follows: “‘Good Reason’ shall mean, without your written consent, (i) a reduction of your annual base salary from the rate in effect as of the date of this Addendum; (ii) your mandatory relocation to an office more than fifty (50) miles from the primary location at which you are required to perform your duties on the date of this Addendum; (iii) any action or inaction that constitutes a material breach of the terms of your Offer Letter, as amended by this Addendum, including (A) the failure of a successor company to assume or fulfill the obligations under your Offer Letter, as amended by this Addendum, (B) the assignment of duties or responsibilities inconsistent with your position as set forth in Section 3(a) above, provided, that, if applicable, assignment of other duties or responsibilities will not constitute a material breach if such other duties are reasonable, taking into account the size, composition and value of the Company’s portfolio at such time, the intended plan for such portfolio, and if applicable, the winding down of the Company’s business pursuant to its plan of sale, and (C) the failure to pay amounts due pursuant to the terms hereof; or (iv) a material reduction in your duties or adverse change in title, other than, if applicable, the reduction in your duties associated with winding down of the Company’s business pursuant to its plan of sale.” The same notice and cure provisions set forth in your Offer Letter will continue to apply.
(f)
Acceleration of Equity Awards. Notwithstanding anything to the contrary in your Offer Letter or an applicable equity award agreement, in the event your employment is terminated by the Company without Cause (including due to death or Disability), by the Company through delivery of a Non-Renewal Notice or by you for Good Reason, all of your outstanding unvested equity awards will vest, effective as of the effective date of your termination of employment; provided, that for any performance-based unvested equity awards, such awards will vest on a prorated basis (based on the portion of the performance period that has lapsed as of the effective date of your termination of employment) with performance measured as of the effective date of your termination of employment.
4.
Miscellaneous.
(a)
The Retention Bonuses, Additional Severance Payments and any other compensatory payments set forth in this Addendum will be subject to the withholding of any taxes required to be withheld under applicable federal, state and local law. You will not have any right to transfer, assign, pledge, alienate or create a lien on the Retention Bonuses or Additional Severance Payments, and the right to the Retention Bonuses and the Additional Severance Payments is not assignable by you. The Retention Bonuses and Additional Severance Payments are unfunded and unsecured and are payable out of the general funds of the Company. Nothing in this Addendum is intended to suggest any guaranteed period of continued service and your service to the Company will at all times continue to be terminable by you or the Company at-will. The Retention Bonuses and any Additional Severance Payments payable pursuant to this Addendum are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and this Addendum will be construed and administered consistent with that intent.
(b)
This Addendum shall be considered an amendment to your Offer Letter, and shall supersede any prior addendum thereto (including, without limitation, the Original Addendum), pursuant to the terms thereof. All other terms and conditions set forth in the Offer Letter, except as specifically modified by this Addendum, shall continue in full force and effect.
(c)
This Addendum shall be binding whether it is between the Company and you or between any such successor and you.

(d)
Except to the extent that the information contained in the Addendum is required to be publicly disclosed under the applicable rules and regulation of the Securities and Exchange Commission, the amount of the Retention Bonuses and Additional Severance Payments for which you are eligible is confidential and should not be discussed with anyone (including co-workers).
(e)
This Addendum constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements, and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to any retention bonus or changes to the Company’s cash bonus program, annual equity grant program and severance entitlements.
(f)
This Addendum may be executed via PDF or facsimile and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

We look forward to your continued contributions to the success of the Company. Please acknowledge your acceptance of the terms of this Addendum and return it to the Company as soon as possible.

Sincerely,

Seritage Growth Properties

By:

Name: Andrea Olshan

Title: CEO & President

Acknowledged and agreed:

Matthew Fernand

Date:

[Signature Page To Amended and Restated Employment Offer Letter Addendum]